Exhibit 99.1

RumbleOn to Bring Online Capabilities to Powersport Dealers Across the Nation

Announces Upcoming Launch of the Third Generation of RumbleOn.com - RumbleOn.com 3.0

DALLAS – RumbleOn (NASDAQ: RMBL), the e-commerce company using innovative technology to simplify how dealers and consumers buy, sell, trade or finance pre-owned vehicles, today announced the upcoming launch of RumbleOn.com 3.0, expected in early August.

RumbleOn.com 3.0 will allow dealers to list both new and used powersports on RumbleOn’s consumer website and leverage RumbleOn’s technology such as cash offers, RumbleOn Finance and an enhanced Dealer Direct platform which will offer B2B wholesale transactions in addition to virtual inventory. Providing online capabilities to brick and mortar dealers across the country will enable participating dealers to operate online using RumbleOn’s feature-rich technology and address the growing demand for online-only transactions.

“We are launching a comprehensive enhancement to our technology solution, RumbleOn.com 3.0, which will enable powersport dealers to compete in an increasingly online marketplace. We are giving them access to technology and digital tools currently unavailable to most dealers, thus eliminating geographic boundaries and making them more competitive online. The traction we are seeing from the early days of signing up dealers is evidence that they are ready to embrace the new features and enhanced capabilities 3.0 has to offer,” said RumbleOn’s Chief Executive Officer Marshall Chesrown. “Our enhanced platform, with hundreds of dealers and the robust aggregation of thousands of vehicles on RumbleOn.com, will simplify and improve the desired customer experience like never before.”

“Our agnostic model, sophisticated technology and proven processes leave us uniquely positioned to support dealers, no matter how big or small, for all their sales needs, while creating more opportunities to monetize our technology,” concluded Chesrown.

About RumbleOn

RumbleOn (NASDAQ: RMBL) is an e-commerce company that uses innovative technology to simplify how dealers and customers buy, sell, trade, or finance pre-owned vehicles through RumbleOn’s 100% online marketplace. Leveraging its capital-light network of regional partnerships and innovative technological solutions, RumbleOn is disrupting the old-school pre-owned vehicle supply chain by providing dealers with technology solutions and consumers with an efficient, timely and transparent transaction experience. For more information, please visit http://www.rumbleon.com.

Cautionary Note Regarding Forward Looking Statements

This press release may contain “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on RumbleOn’s expectations as of the date of this report and speak only as of the date of this report and are advised to consider the factors listed under the heading “Forward-Looking Statements” and “Risk Factors” in RumbleOn’s SEC filings, as may be updated and amended from time to time. RumbleOn undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:
The Blueshirt Group
Dylan Solomon
investors@rumbleon.com

Source: RumbleOn, Inc